EXHIBIT 23
Consent Of Independent Registered Public Accounting Firm
The Board of Directors
Emulex Corporation:
We consent to incorporation by reference in the registration statements (Nos. 33-40959, 333-56440, 333-87090, 333-01533, 333-52842, 333-101657, 333-113487, 333-110643, 333-120837, 333-133885, 333-133309, and 333-100514) on Form S-8 and Form S-3 of Emulex Corporation of our reports dated September 14, 2006, related to the consolidated balance sheets of Emulex Corporation and subsidiaries as of July 2, 2006 and July 3, 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended July 2, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of July 2, 2006, and the effectiveness of internal control over financial reporting as of July 2, 2006, which reports appear in the July 2, 2006, annual report on Form 10-K of Emulex Corporation.
Emulex Corporation acquired Aarohi Communications, Inc. (Aarohi) on May 1, 2006, and management has excluded from its assessment of the effectiveness of Emulex Corporation’s internal control over financial reporting as of July 2, 2006, Aarohi’s internal control over financial reporting associated with total assets of $20,333,000 and total revenues of $29,000 included in the consolidated financial statements of Emulex Corporation and its subsidiaries as of and for the year ended July 2, 2006. Our audit of internal control over financial reporting of Emulex Corporation also excluded an evaluation of the internal control over financial reporting of Aarohi.
/s/ KPMG LLP
Costa Mesa, California
September 14, 2006